Exhibit 21.2

SUBSIDIARIES

TRX Fulfillment Services, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: 58-2256570 f/k/a WorldTravel Technologies, LLC	TRX Data Services, Inc. 8065 Leesburg Pike, Suite 700 Vienna, VA 22182 Office: (703) 748-1280 FEIN: 54-1689385 f/k/a Arthur H. Limited d/b/a International Software Products

TRX Technology Services, L.P.

7557 Rambler Road

Suite 1300

Dallas, TX 75231 USA

Phone: 214-346-4600

FEIN: 58-1907784

f/k/a Travel Technologies Group, L.P.

f/k/a Travel Technologies Group, LLC

d/b/a RESX Technologies

Technology Licensing Company, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: n/a

Travel Technology, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: 58-2632620 (not sure)	TRX Europe, Ltd. f/k/a eTRX, Ltd. d/b/a TRX Europe f/k/a Fortdove, Ltd.

TRX Technologies India Private Limited #5, 2nd Floor, Salarpuria Infinity Bannerghatta Road Bangalore, 560029 India

	Location #1:	Pegasus House Burleys Way Leicester LE1 United Kingdom

TRX Germany GmbH 2AM Borsigturm 17 d-13507 Berlin Germany +49 30 43 6610	Location #2:	Sutherland House Russell Way Crawley W Sussex RH10 1UH United Kingdom +44 (0) 1293-608-555

TRX Luxembourg, S.á.r.l. 38-40, rue Sainte-Zithe L-2763 Luxembourg

TRX UK, Ltd. f/k/a WTT UK, Ltd Sutherland House Russell Way Crawley W Sussex RH10 1UH United Kingdom